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                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, for Use of
[_]  Definitive Proxy Statement                   the Commission only (as
[X]  Definitive Additional Materials              permitted by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-12

                               KANA SOFTWARE, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

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     2)   Aggregate number of securities to which transaction applies:

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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)   Proposed maximum aggregate value of transaction:

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     5)   Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

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     2)   Form, Schedule or Registration Statement No.:

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     3)   Filing Party:

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     4)   Date Filed:

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On January 25, 2002, Kana Software, Inc. issued a press release announcing that it had adjourned its special meeting of stockholders held on the morning of January 25, 2002 until February 1, 2002. The following is the text of such press release:

     KANA Adjourns Special Meeting of Shareholders Until February 1, 2002; Shareholders Desiring Assistance Submitting Votes Urged to Call Proxy Solicitor

MENLO PARK, Calif.--(BUSINESS WIRE)--Jan. 25, 2002--KANA Software, Inc. (NASDAQ:
KANA), the leading provider of external-facing eCRM solutions, today announced
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that it has adjourned its special meeting of stockholders to vote upon the proposed issuance by KANA of up to $45 million of 8% Series A convertible preferred stock. The proposed issuance is to two funds affiliated with Technology Crossover Ventures, at a per common-equivalent share price equal to the lesser of $10.00 or 66-2/3% of a ten-day weighted average trading price prior to closing. The adjourned meeting will be held at 9 a.m. on February 1, 2002 at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California.

As of today, nearly 40% of the outstanding shares of KANA's common stock, including the shares held by KANA's largest stockholders, have been voted with respect to the proposed transaction. Although a majority of the proxies returned have been against the proposed transaction, additional stockholder votes are required to reach the required majority quorum for the meeting. As a result, KANA has adjourned the special meeting to allow additional time for its stockholders to register their vote.

KANA has engaged a proxy solicitor, Mellon Investor Services, who is available to assist shareholders with the timely submission of votes, and who can be reached at 1-800-279-1246.

As previously announced, KANA's Board of Directors recommends that stockholders vote against the proposed transaction. The board reached this decision after careful consideration of a number of factors, including KANA's current financial position and business condition, the significant discount to current market prices represented by the price to be paid by Technology Crossover Ventures in the proposed financing and the senior preferences and rights to be provided by the terms of the preferred stock. Additional information regarding KANA's recent results of operations and expectations is set forth in KANA's earnings release dated January 22, 2002.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995:

Information in this release that involves the expectations or beliefs of KANA or its Board of Directors regarding the future, are forward-looking statements that involve risks and uncertainties. These statements include statements about KANA's financial position, business condition and expectations. All forward-looking statements included in this release are based upon information available to KANA and its Board of Directors as of the date of the release, which may likely change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such

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differences include, but are not limited to: risks associated with lack of market acceptance of KANA's products or services; inability to obtain alternative financing on acceptable terms; inability to manage cash and expenditures, and to expand sales; competition in our marketplace, including introduction of new products or services, or reductions in prices, by competitors; KANA's history of losses; and trends and uncertainties of slow and uncertain economic conditions, particularly as they affect spending by our prospective customers on eCRM and similar enterprise software products. In addition, the trading price of KANA's stock may decline as a result of KANA's financial performance, the termination of the proposed financing or a general decline in the equity markets. KANA may be required to raise additional funds during the first half of this year to provide additional working capital, and there can be no assurance that such financing will be available on more favorable terms than the proposed financing, or at all. These and other factors are risks associated with our business that may affect our operating results are discussed in KANA's filings with the Securities and Exchange Commission ("SEC"), including our most recent annual report on Form 10-K and quarterly report on Form 10-Q.

NOTE: KANA is a registered trademark, and KANA Software, KANA iCARE, KANA Contact Center, KANA IQ, KANA ResponseIQ, KANA Response, KANA Marketing, KANA iCARE Analytics and the KANA logo are trademarks of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

CONTACT: Investor Contact
Mellon Investor Services
1-800-279-1246